LM Funding America, Inc.’s Bitcoin Holdings Valued at $14.2 Million in Monthly Update

TAMPA, FL, December 10, 2024—LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today provided a preliminary, unaudited Bitcoin mining and operational update for the month ended November 30, 2024.

Metrics *	One Month November 30, 2023	One Month September 30, 2024	One Month October 31, 2024	One Month November 30, 2024

Bitcoin Mined, net	33.8	6.6	7.3	7.4
Bitcoin Sold	(30.0)	-	(9.0)	(5.7)
Service Fee (rounding)	-	0.1	-	-
Bitcoin Holdings at Month End	75.9	142.3	140.5	142.2

Approximate Miners Deployed at Month End	5,950	3,700	3,700	3,700
Approximate Miners In-Transit at Month End		2,180	2,180	2,180
Approximate Potential Hash Rate at Month End (PH/s)	615	639	639	639

*Unaudited

The Company estimates that the value of its 142.2 Bitcoin holdings on November 30, 2024, was approximately $14.2 million, based on an estimated December 8, 2024, BTC price of $100,000.

LM Funding's commitment to enhancing operational efficiency while strategically managing its Bitcoin assets allows it to focus on both mining productivity and asset retention. This strategy allows the Company to position itself for sustained growth and resilience in the competitive cryptocurrency market.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a cryptocurrency mining and specialty finance company. It operates through two segments, Specialty Finance and Mining Operations. The company has approximately 5,880 miners, electrified and actively mining Bitcoin, providing the company with approx. 639 petahash of mining capacity. The company was founded in 2008 and is based in Tampa, Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, the risk that the above-described acquisition of the Oklahoma mining site may not be successfully completed and the risk that the expected benefits from the acquisition will not be realized or will not be realized within the expected time periods, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

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Tel: (212) 671-1021

Email: LMFA@crescendo-ir.com